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                                                                      Exhibit 99


FINDWHAT.COM EXPECTS STRONG SEQUENTIAL GROWTH IN THIRD QUARTER

EXPECTS EPS TO DOUBLE VERSUS Q2 2001

MAINTAINS REVENUE GUIDANCE

NEW YORK--(BUSINESS WIRE)--Sept. 6, 2001--FINDWHAT.COM (NASDAQ: FWHT - news), a leading developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-performance search engine, today provided further financial guidance for the remainder of 2001.

The Company announced initial earnings per share guidance for the third and fourth quarters of 2001. FindWhat.com expects EPS of $0.02 in Q3 2001 and $0.04 in Q4 2001, up from ($0.18) in Q1 2001 and $0.01 in Q2 2001. All earnings per share figures are presented on a generally accepted accounting principles (GAAP) basis, and the Q3 and Q4 EPS projections assume 17.5 million fully diluted shares outstanding. FindWhat.com's loss in Q1 2001 included a one-time loss on the sale of an advertising contract and non-cash charges related to grants of stock, warrants, or options to service providers and non-employees, and would have been ($0.02) per share without these items. The Company stated that it expects cash flows from operating activities to top $1 million for the second straight quarter.

"In the second quarter, we were the only NASDAQ-listed search engine or portal company with positive quarterly earnings on a GAAP basis," said Craig Pisaris-Henderson, President and CEO of FindWhat.com. "We expect to back up that performance by continuing to drive strong top and bottom-line growth the rest of the year. We anticipate that we will double our earnings per share in this quarter to $0.02, and then double again to $0.04 in the fourth quarter. We also see continued increases in our cash balances, which should rise from approximately $2 million on June 30, 2001 to approximately $3 million by the end of this quarter."

The Company maintained its revenue guidance of a range of $5 to $6 million for the three months ending September 30, 2001, and $18 million for full year 2001. The midpoint of the Company's anticipated range for Q3 2001 represents 24% sequential revenue growth versus the $4.4 million in revenue generated in Q2 2001, and an increase of more than seven times its revenue of $716,697 in Q3 2000.

"Despite an uncertain economic environment, especially for online advertising, we are growing revenue rapidly," said Phillip Thune, COO and CFO of FindWhat.com. "Specifically, in the third quarter we are seeing increases in both of the key metrics that drive our revenue: the number of click-throughs on our advertisers' listings and the average revenue per click-through. The third quarter is a seasonally slow one for Internet usage, but we are adding new distribution partners, renewing existing agreements like the one with InfoSpace's Dogpile and MetaCrawler,



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and attracting more and more advertisers to bid for priority placement in our listings."

Pisaris-Henderson and Thune will discuss the Company's outlook for the remainder of the year in more detail in a pre-recorded interview that will be broadcast on September 6 at approximately 9:00 a.m. Eastern Time at www.ceocast.com. For those who cannot listen to the broadcast at that time, a replay of the interview will be available at www.ceocast.com.

About FindWhat.com

Through its performance-based, pay-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. These results are shown on FindWhat.com's network of distribution partners, which include Excite, Webcrawler, CNET's Search.com, and InfoSpace's MetaCrawler and Dogpile. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results distributed throughout the network. This cost-effective, pay-for-performance model allows Web publishers to pay only for those customers who click through to their sites, and increase their potential for exposure through the millions of searches distributed throughout the network per day. More information on FindWhat.com is available on the company's web site at http://www.FindWhat.com.

Forward Looking Statements

This press release, including the projections for revenue, earnings per share and cash flows, contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

CONTACT:

     Public Relations Contact:
     Rubenstein Associates, Inc.
     James Pearson, 212/843-8297
     jpearson@rubenstein.com
     or
     Company Contact:
     FindWhat.com
     Beverly Fox, 941/561-7229
     beverlyf@findwhat.com
     Phillip R. Thune, 212/255-1500
     pthune@findwhatcorp.com